FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-25921


                                  PROSPECTUS
                                      OF
                           HEALTHSOUTH CORPORATION


   THIS PROSPECTUS RELATES TO 223,000 SHARES (THE "SHARES") OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "HEALTHSOUTH COMMON STOCK"), OF HEALTHSOUTH CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, "HEALTHSOUTH" OR THE "COMPANY") BEING OFFERED BY THE SELLING STOCKHOLDER IDENTIFIED HEREIN (THE "SELLING STOCKHOLDER"). THE SELLING STOCKHOLDER ACQUIRED THE SHARES OF HEALTHSOUTH COMMON STOCK IN CONNECTION WITH THE ACQUISITION BY HEALTHSOUTH OF HEALTH IMAGES, INC. A DELAWARE CORPORATION ("HEALTH IMAGES"), ON MARCH 3, 1997. SEE "SELLING STOCKHOLDER".

                                   ----------

   All proceeds from any sales of the Shares by the Selling Stockholder will inure to the benefit of the Selling Stockholder. The Company will receive none of the proceeds from the sale of Shares which may be offered hereby. All expenses of registration incurred in connection herewith, including fees and expenses of counsel to the Selling Stockholder, are being borne by the Company, and all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

   The Selling Stockholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the New York Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholder and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution".

    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE
               SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                   ----------
                   THE DATE OF THIS PROSPECTUS IS MAY 7, 1997.

                            AVAILABLE INFORMATION

   HEALTHSOUTH has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC covering the Shares (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

   HEALTHSOUTH  is subject to the  information  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding HEALTHSOUTH and the Registration Statement. The address of that web site is http://www.sec.gov. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange, and the Registration Statement, reports, proxy statements and certain other information filed by HEALTHSOUTH should be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY HEALTHSOUTH, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF HEALTHSOUTH CORPORATION, ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243, TELEPHONE (205) 967-7116.

   There  are  hereby   incorporated  by  reference  in  this  Prospectus,   and
specifically made a part hereof, the following documents heretofore filed by HEALTHSOUTH with the SEC, pursuant to the Exchange Act:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     2. The Company's Current Report on Form 8-K filed February 19, 1997 (relating to the acquisition of Horizon/CMS Healthcare Corporation).

     3. The Company's Current Report on Form 8-K filed March 13, 1997 (reporting the consummation of the acquisition of Health Images, Inc.).

     4. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A filed August 26, 1989.


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



   All documents filed by HEALTHSOUTH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING HEALTHSOUTH CONTAINED IN THIS PROSPECTUS SINCE THE DATE OF SUCH INFORMATION.


   The principal executive offices of HEALTHSOUTH are located at One HealthSouth Parkway, Birmingham, Alabama 35243 and its telephone number is (205) 967-7116.


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
                                 RISK FACTORS

   In addition to the other information in this Prospectus, the following should be considered carefully by potential purchasers of the Shares.

   Regulation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH. HEALTHSOUTH is also subject to various other types of regulation at the federal and state levels, including, but not limited to, licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral.

                                 THE COMPANY

   HEALTHSOUTH Corporation ("HEALTHSOUTH" or the "Company") is the nation's largest provider of outpatient and rehabilitative healthcare services. The Company provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. The Company believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, the Company's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At December 31, 1996, the Company had over 1,000 patient care locations in 50 states.

   In its  outpatient  and  inpatient  rehabilitation  facilities,  the  Company provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. The Company's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by the Company can save money for payors and employers.

   In addition to its rehabilitation facilities, the Company operates one of the largest networks of free-standing outpatient surgery centers in the United States. The Company's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, the Company believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 80% of the Company's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals.

   Over the last two years, the Company has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center, diagnostic and occupational medicine businesses. The Company believes that these acquisitions complement its historical operations and enhance its market position. The Company further believes that its expansion into the outpatient surgery, diagnostic and occupational medicine businesses provides it with platforms for future growth. The Company is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

                               USE OF PROCEEDS

   All proceeds from any sales of the Shares by the Selling Stockholder will inure to the benefit of the Selling Stockholder. The Company will receive none of the proceeds from the sale of Shares offered hereby.

                             SELLING STOCKHOLDER


   The Shares of HEALTHSOUTH Common Stock were acquired by Robert D. Carl, III, the Selling Stockholder, pursuant to the exercise of a warrant issued by Health Images, Inc. ("Health Images"), which was assumed by HEALTHSOUTH in a merger transaction (the "Merger") on March 3, 1997, in which a wholly owned subsidiary of HEALTHSOUTH was merged with and into Health Images. The Selling Stockholder was previously the Chairman, President and Chief Executive Officer of Health Images. The Selling Stockholder is acting as principal for his own account and has registered for resale the entire amount of HEALTHSOUTH Common Stock obtained by him through the exercise of such warrant, although he retains discretion to sell less than such entire amount.


   The Selling Stockholder is not an executive officer or director of the HEALTHSOUTH. The total number of Shares available for sale hereunder is less than .001% of the total outstanding Common Stock of the Company at May 7, 1997.


                             PLAN OF DISTRIBUTION

   The Shares of HEALTHSOUTH Common Stock may be offered and sold by or for the account of the Selling Stockholder from time to time as market conditions permit on The New York Stock Exchange, or otherwise, at prices and on terms then prevailing or in negotiated transactions. Some or all of the Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer (including a market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

   Upon the Selling Stockholder's notifying the Company that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling Stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in the Prospectus.

                                   EXPERTS

   The consolidated financial statements and schedule of HEALTHSOUTH at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in HEALTHSOUTH's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL MATTERS


   The validity of the shares of HEALTHSOUTH Common Stock issued to the Selling Stockholder has been passed upon by Haskell Slaughter & Young, L.L.C.


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